Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2012 RESULTS

COMPANY ALSO PROVIDES UPDATE ON JUBILEE AND 2012 CAPITAL PROGRAM

DALLAS, Texas, August 6, 2012 — Kosmos Energy (NYSE: KOS) announced today financial and operating results for the second quarter of 2012, including a net loss attributable to common shareholders of $25 million, or $0.07 per basic and diluted share. This compares to a pro forma net loss for the second quarter of 2011 of $0.03 per basic and diluted share.

Highlights for the quarter ended June 30, 2012, include:

•                  Sold one Jubilee lifting, totaling 997,000 barrels of oil, at a realized price of $112.60 per barrel

•                  Enhanced productivity of two additional Phase 1 wells at Jubilee through the acid stimulation program

•                  Flow tested the Ntomme-2A well at more than 20,000 barrels of oil per day combined from multiple zones

•                  Captured significant new acreage offshore Mauritania, adding 6.7 million gross acres to the Company’s exploration portfolio

•                  Executed a joint exploration agreement, subject to customary closing conditions, with Chevron regarding the Company’s offshore Suriname position

Brian F. Maxted, Chief Executive Officer, said, “Kosmos’ second quarter was highly focused on progressing both our near- and long-term growth strategies. At Jubilee, the production outlook is improved as we’ve made good progress resolving the productivity issues impacting Phase 1 wells and we are moving quickly toward first production from Phase 1A. In addition, we anticipate submitting the TEN plan of development for approval as our second offshore development later this year. Our 2012 exploration program is off to a great start with the Wawa discovery, and we have a number of important targets remaining this year, including two significant prospects in Ghana and our first operated well onshore Cameroon. Longer-term, we are making significant progress in the exploration of our other areas, where the processing of seismic data recently acquired offshore Morocco is advancing and we are preparing to initiate a large 3D seismic acquisition program offshore Suriname in the next few weeks.”

Second quarter 2012 oil revenues were $112 million versus $124 million in the second quarter of 2011, on sales of approximately 997,000 barrels of oil for each period. The second quarter 2012 lifting priced at $112.60 per barrel, or a premium to Dated Brent of approximately $0.77 per barrel. During the second quarter of 2012, Kosmos underlifted production by approximately 240,000 net barrels due to the timing of liftings versus production.

Production expense for the second quarter of 2012 was $20 million, including $10 million related to acid stimulation costs incurred on Jubilee Phase 1 wells. Excluding these costs, the Company’s production expense was approximately $9.37 per barrel sold, down from $14.36 per barrel for the same period last year. This significant reduction is primarily a result of the purchase of the Jubilee floating production, storage and offloading vessel (FPSO) at year-end 2011, which capitalized the asset and ceased all forward lease payments.

Exploration expense in the second quarter of 2012 was $17 million, which included certain seismic, geologic and geophysical studies, as well as a portion of costs associated with the Teak-4A well. In the second quarter of 2011, exploration expense was primarily composed of unsuccessful well costs. General and administrative (G&A) costs were $35 million for the second quarter of 2012, with over 50 percent related to non-cash, equity-based compensation expense. Total G&A was up from the same period last year, primarily as a result of the Company’s growth and transition from a private to a public company in mid-2011. Depletion and depreciation expense was $33 million in the second quarter of 2012, up from $23 million in the second quarter of 2011. The increase is primarily a result of the capitalization of the Jubilee FPSO and the ongoing capital spending for development of the Jubilee field. In addition, the recording of year-end 2011 reserves impacted the 2012 depletion rate.

Income tax expense for the second quarter of 2012 was approximately $23 million, with approximately two-thirds incurred as a result of the taxable income associated with the Company’s Ghana operations. The remainder of the amount is primarily composed of a change in the Company’s deferred tax asset position related to equity compensation under the long-term incentive program.

Jubilee Update and 2012 Capital Outlook

As part of the ongoing production enhancement program at the Jubilee field offshore Ghana, Kosmos Energy and partners have performed acid stimulations on five Phase 1 production wells. Well productivity on each of the wells treated has been significantly enhanced.

Current production at the field is approximately 83,000 barrels of oil per day gross, with one well currently ramping up following acid stimulation. This represents the highest production level for the field to-date in 2012. Supported by the ongoing production enhancement program at Phase 1 and two new Phase 1A production wells to be brought online before the end of the year, Kosmos anticipates a higher production exit rate at year-end 2012.

With the success of the Company’s acid stimulation program at Jubilee, Kosmos Energy does not anticipate performing any further sidetrack operations in the current year. The removal of these sidetracks, along with updated appraisal plans on the Company’s West Cape Three Points Block, accounts for the majority of the reduction in the 2012 capital program, which is currently estimated to be $500 million.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2012 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas in Africa and South America. The Company’s asset portfolio includes existing production, major discoveries and exploration prospects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Mauritania, Morocco and Suriname and onshore Cameroon. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although the Company believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to the Company. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings.  The Company’s SEC filings are available on the Company’s website at www.kosmosenergy.com.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Brad Whitmarsh

+1.214.445.9772

bwhitmarsh@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statement of Operations

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues and other income:
Oil and gas revenue	$112,214	$124,083	$227,985	$216,652
Interest income	282	2,613	1,028	4,967
Other income	175	157	205	644
Total revenues and other income	112,671	126,853	229,218	222,263

Costs and expenses:
Oil and gas production	19,592	14,301	26,918	34,296
Exploration expenses	16,901	85,220	56,545	93,652
General and administrative	34,799	19,760	74,122	33,047
Depletion and depreciation	32,999	22,869	64,648	46,367
Amortization - deferred financing costs	2,194	2,194	4,388	11,805
Interest expense	10,446	18,400	23,504	38,658
Derivatives, net	(1,982)	1,363	1,878	10,234
Loss on extinguishment of debt	—	—	—	59,643
Doubtful accounts expense	—	(39,782)	—	(39,782)
Other expenses, net	44	84	792	61
Total costs and expenses	114,993	124,409	252,795	287,981

Income (loss) before income taxes	(2,322)	2,444	(23,577)	(65,718)
Income tax expense (benefit)	22,521	11,535	38,807	(1,976)

Net loss	(24,843)	(9,091)	(62,384)	(63,742)

Accretion to redemption value of convertible preferred units	—	(7,595)	—	(24,442)

Net loss attributable to common shareholders/unit holders	$(24,843)	$(16,686)	$(62,384)	$(88,184)

Net loss per share attributable to common shareholders:
Basic	$(0.07)		$(0.17)
Diluted	$(0.07)		$(0.17)
Pro forma basic		$(0.03)		$(0.19)
Pro forma diluted		$(0.03)		$(0.19)

Weighted average number of shares used to compute net loss per share:
Basic	370,720		369,973
Diluted	370,720		369,973
Pro forma basic		348,820		340,030
Pro forma diluted		348,820		340,030

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$629,951	$673,092
Receivables, net	162,327	310,155
Other current assets	146,430	129,234
Total current assets	938,708	1,112,481

Property and equipment, net	1,459,912	1,377,041
Other noncurrent assets	63,033	62,412
Total assets	$2,461,653	$2,551,934

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$194,808	$278,006
Accrued liabilities	31,346	37,194
Other current liabilities	21,910	24,407
Total current liabilities	248,064	339,607

Long-term liabilities:
Long-term debt	1,110,000	1,110,000
Deferred tax liability	76,618	47,608
Other noncurrent liabilities	37,728	33,993
Total long-term liabilities	1,224,346	1,191,601

Total shareholders’ equity	989,243	1,020,726
Total liabilities and shareholders’ equity	$2,461,653	$2,551,934

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Activities:
Net loss	$(24,843)	$(9,091)	$(62,384)	$(63,742)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	35,193	25,063	69,036	58,172
Deferred income taxes	25,734	11,366	33,447	(2,291)
Unsuccessful well costs	10,967	79,873	19,237	83,317
Derivative related activity	(6,690)	3,262	(7,067)	14,518
Equity-based compensation	17,561	8,684	38,851	9,120
Doubtful accounts expense	—	(39,782)	—	(39,782)
Loss on extinguishment of debt	—	—	—	59,643
Other	1,886	1,111	4,983	1,023
Changes in assets and liabilities:
Net changes in working capital	(44,026)	(15,950)	64,582	(65,479)
Net cash provided by operating activities	15,782	64,536	160,685	54,499

Investing activities:
Oil and gas assets	(120,005)	(91,118)	(188,075)	(206,763)
Other property	(3,802)	(420)	(6,912)	(847)
Notes receivable	—	2,055	—	3,781
Restricted cash	721	(27,714)	793	84,286
Net cash used in investing activities	(123,086)	(117,197)	(194,194)	(119,543)

Financing activities:
Borrowings under long-term debt	—	—	—	1,393,000
Payments on long-term debt	—	—	—	(1,138,000)
Net proceeds from the initial public offering	—	580,374	—	580,374
Purchase of treasury stock	(8,378)	—	(8,378)	—
Deferred financing costs	345	(138)	(1,254)	(52,466)
Net cash provided by (used in) financing activities	(8,033)	580,236	(9,632)	782,908

Net increase (decrease) in cash and cash equivalents	(115,337)	527,575	(43,141)	717,864
Cash and cash equivalents at beginning of period	745,288	290,704	673,092	100,415
Cash and cash equivalents at end of period	$629,951	$818,279	$629,951	$818,279